Exhibit 99.28(p)(xi)

TPH Asset Management LLC
TPH Partners Management, LLC

Unified

Code Of Ethics

Effective as of May 1, 2015

Version 05012015

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I.	BACKGROUND		2
	A.	Introduction	2
	B.	Scope	2
II.	GENERAL PRINCIPLES		5
III.	STANDARDS OF BUSINESS CONDUCT		6
	A.	General	6
	B.	Compliance with Laws and Regulations	6
	C.	Conflicts of Interest	7
	D.	Insider Trading	9
	E.	Gifts and Entertainment	13
	F.	Political and Charitable Contributions	15
	G.	Confidentiality	15
	H.	Service on a Board of Directors	16
	I.	Other Outside Activities	16
	J.	Marketing and Promotional Activities	17
IV.	COMPLIANCE PROCEDURES		17
	A.	Personal Securities Transaction Procedures	17
	B.	Restricted Lists	22
	C.	Personal Transaction Reporting	23
V.	MONITORING AND CERTIFICATION		25
	A.	Annual Review	25
	B.	Monitoring of Personal Securities Transactions	25
	C.	Certification of Compliance	26
VI.	RECORDKEEPING		27
	A.	Location	27
	B.	Maintenance of Records	27
VII.	FORM ADV DISCLOSURE		28
VIII.	ADMINISTRATION AND ENFORCEMENT OF THE CODE		28
	A.	Training and Education	28
	B.	Board Approval	28
	C.	Report to Board	28
	D.	Report to Senior Management	28
	E.	Reporting Violations	28
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G.	Sanctions	29
H.	Further Information Regarding this Code	29
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TPH Asset Management LLC | TPH Partners Management, LLC

CODE OF ETHICS: BEST PRACTICES

Policy Summary

This Code of Ethics (the “Code”) has been adopted by TPH Asset Management LLC and its relying adviser, TPH Partners Management, LLC (the “Firm”) in order to set forth applicable policies, guidelines and procedures that promote ethical practices and conduct by all Firm employees.1

As a fiduciary, the Firm owes an undivided duty of loyalty to its clients, and thus demands the highest standards of ethical conduct and care by all of its employees. It is the Firm’s policy that all employees conduct themselves so as to avoid not only actual conflicts of interest with the Firm’s clients, but also that they refrain from conduct which could give rise to the appearance of a conflict of interest that may compromise the trust our clients have placed in us.

The Firm requires that all of its employees observe the applicable standards of care set forth in this Code and not seek to evade the provisions of the Code or the “spirit” of its requirements in any way, including indirect acts by family members or other associates. All recipients of the Code must read it carefully and retain a copy for their personal files for future reference.

Risks Associated with this Policy

This policy is designed to address the following risks:

•	Failure to protect the Firm’s clients by deterring misconduct by the Firm’s employees

•	Failure to educate employees regarding the Firm’s expectations and the laws governing their conduct

•	Failure to prevent the violation of securities laws

1 In addition to every Firm employee adhering to the requirements of the Code, certain employees (e.g., Chartered Financial Analysts or candidates for that designation) must also comply with the Code of Ethics and Standards of Professional Conduct established by the Association for Investment Management and Research (“AIMR”).

•	Failure to avoid regulatory fines and penalties for violations of this policy

•	Failure to protect the reputation of the Firm

I.	BACKGROUND

	A.	Introduction

Rule 204A-1 under the Investment Advisers Act of 1940 requires an investment adviser’s code of ethics to set forth: (i) a standard of conduct required of all of the adviser’s “Supervised Persons” (as defined below); (ii) provisions requiring the adviser’s Supervised Persons to comply with applicable federal securities laws; (iii) provisions requiring the adviser’s Access Persons to report (and for the adviser to review) personal securities transactions and holdings periodically; (iv) provisions requiring Supervised Persons to report any violations of the adviser’s code of ethics to the Chief Compliance Officer or his/her designee; and (v) provisions requiring the adviser to provide each Access Person with a copy of the adviser’s code of ethics (and any amendments), and for each Supervised Person to provide written acknowledgement of receipt of the code and any amendments. As noted throughout this Code, various reporting, certification and pre-approval requests required by this Code should be made via the Firm’s Compliance Science system.

B.	Scope

Rule 204A-1 requires certain categories of persons to comply with certain provisions of the Code. The Code must contain provisions that require “Supervised Persons” to: (i) comply with applicable federal securities laws; (ii) report any violations of the Code to the Chief Compliance Officer or his/her designee; (iii) be provided with a copy of the Code and any amendments; and (iv) provide the Firm with written acknowledgement of their receipt of a copy of the Code and any amendments. The Code must also require “Access Persons” to report their personal securities transactions and holdings periodically to the Chief Compliance Officer or his/her designee.

Persons Covered by the Code

The following persons are covered by this code of ethics:

1. Supervised Persons: Supervised Persons include the following:

•	Directors, officers, and partners of the Firm (or other persons occupying a similar status or performing similar functions);

•	Employees of the Firm;
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•	Any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control.

2. Additional Persons Subject to this Code include the following:

•	Temporary workers;

•	Consultants;

•	Independent contractors;

•	Certain employees of affiliates; and

•	Other persons designated by the Chief Compliance Officer.

3. Access Persons include:

•	A Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage;

•	A Supervised Person who is involved in making securities recommendations to clients on behalf of the Firm, or has access to such recommendations that are nonpublic;

•	Personnel who make investment decisions for clients (i.e., portfolio managers), persons who provide information or advice to portfolio managers, and persons who help execute and/or implement the portfolio manager’s decisions (e.g., portfolio assistants, security analysts and traders); and

•	Client service representatives who communicate investment advice to clients;

•	Employees and certain control persons (and their employees) who make, participate in, or obtain information regarding fund securities transactions or whose functions relate to the making of recommendations with respect to fund transactions;

•	The Firm’s managers, officers and partners.

3. Family Members.

•	Terms such as “Supervised Person,” “account,” and “Access Person” also include the person’s immediate family (including any relative by blood or marriage living in the employee’s household), and any account in which he/she has a direct or indirect beneficial interest (such as a trust).

4. Exemptions. Directors of mutual funds and other private funds advised by the Firm but who are not employees of the Firm and do not have access to confidential information

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regarding client securities transactions or recommendations are exempt from certain reporting provisions of the Code.

Accounts and Transactions Covered by the Code

All transactions (purchases, sales or gifts) by employees in Covered Accounts are subject to the pre-clearance procedures, trading restrictions and reporting requirements described herein, unless otherwise indicated.

For purposes of this Code, “Covered Account” includes the following:

•	Accounts held by (or for the benefit of) a Firm employee (the “employee”2), such employee’s spouse, significant other, or any children or relatives who share the employee’s home;
•	Accounts (other than the Firm’s client accounts) for which the employee has or shares, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise:
▪	voting power (which includes power to vote or to direct the voting of a security), or
▪	investment power (which includes the power to dispose or to direct the disposition) of a security;
▪	arrangements (which may be informal) under which the employee has agreed to share the profits from an investment, and
•	Accounts held by any other person to whose support the employee materially contributes or in which, by reason of any agreement or arrangement, such employee has or shares benefits substantially equivalent to ownership, including, for example:
▪	arrangements (which may be informal) under which the employee has agreed to share the profits from an investment, and
▪	accounts maintained or administered by the employee for a relative (such as children or parents) who do not share the employee’s home; and
▪	Accounts held for the employee’s benefit by any other person.

Exempted Transactions (Not Covered by the Code)

2 For purposes of the Code, “employee” shall be deemed to include anyone who is permanently employed by the Firm on a full-time basis, or otherwise has access to information regarding the Firm’s fiduciary investment activities or where in the judgment of the Chief Compliance Officer or his/her designee, it is appropriate to subject such individual to the requirements of the Code.

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Transactions in the following investments are not subject to the trading restrictions or other requirements of this Code and need not be pre-cleared or reported:

•	Registered unaffiliated open-end investment companies (including open-end mutual funds or unit investment trusts, but not closed-end funds);
•	Direct obligations of the United States (U.S. Treasury securities); and
•	High quality short-term debt instruments, including, but not limited to, shares issued by money market funds, bankers’ acceptances, bank certificates of deposit, commercial paper and repurchase agreements.

Securities Defined (As Covered by the Code)

For purposes of this Code, the terms “security” or “securities” shall refer to publicly traded investment products, unless otherwise specifically referenced as a private investment product.

II.	GENERAL PRINCIPLES

The Firm demands the highest degree of personal and professional integrity and ethical behavior from its personnel. No code of ethics can address every circumstance that may give rise to a conflict, a potential conflict or even an appearance of a conflict of interest. Therefore, all personnel are expected to conduct themselves with good judgment by bringing concerns to the attention of the Chief Compliance Officer or his/her designee, as well as being alert to any actual or potential conflicts of interest with the Firm’s clients, including appearances thereof. Failure to exercise good judgment, as well as express violations of this Code, may result in the imposition of sanctions upon the employee by the Firm, including suspension or dismissal. The following principles provide a general statement of the Firm’s philosophy regarding ethics:

1.	The Firm has a duty to place the interests of clients first at all times.

2.	All personal securities transactions by employees should be conducted in a manner that is consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility.

3.	All employees, including investment advisory personnel, should not take inappropriate advantage of their positions.

4.	Information concerning the identity of security holdings and financial circumstances of the Firm’s clients is confidential.

5.	Independence from outside influence in the investment decision-making process is paramount.

6.	Failure to comply with this Code may result in disciplinary action, including termination of employment.
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III.	STANDARDS OF BUSINESS CONDUCT

	A.	General

Rule 204A-1 requires an investment adviser’s code of ethics to set forth a standard of business conduct that is required of its Supervised Persons.

The following are the standards of business conduct that the Firm requires of its Supervised Persons, which reflect the Firm’s and its Supervised Persons’ fiduciary obligations to the Firm’s clients.

1.	Investment-related information obtained by an employee during the course of carrying out Firm-related duties or in communications between Firm employees is to be kept confidential until or unless publicly available. Such information may include, but is not limited to, portfolio-related research activity, brokerage orders being placed on behalf of a client, and recommendations to purchase or sell specific securities.

2.	Employees may not take or omit to take an action on behalf of a client or intentionally induce a client to take action for the purpose of achieving a personal benefit.

3.	Employees may not use actual knowledge of a client’s transactions to profit by the market effect of the client’s transaction.

4.	Employees will not take unique investment opportunities which should be made in clients’ accounts for accounts in which they have a beneficial interest. For the avoidance of confusion, Supervised Persons are allowed to invest in the various private funds managed by the Firm (either “hedge funds” or private equity funds) and the allocation of co-investments alongside any private equity funds’ investment will be made only in compliance with the relevant private equity fund agreements.

B.	Compliance with Laws and Regulations

Supervised Persons must comply with all applicable federal securities laws. Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•	To defraud such client in any manner;

•	To mislead such client, including by making a statement that omits material facts;

•	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

•	To engage in any manipulative practice with respect to such client; or
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•	To engage in any manipulative practice with respect to securities, including price manipulation.

Each Supervised Person has the duty to know, understand and comply with federal securities law and other legal obligations applicable to their duties and responsibilities.

Other securities laws that may be applicable to employees include the provisions of the Texas Securities Act and Chapter 116 of the Texas Administrative Code that apply to investment advisers doing business in that state.

C.	Conflicts of Interest

As a fiduciary, the Firm has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. All Firm personnel should use their best efforts to avoid conflicts of interest and fully disclose all material facts concerning any conflict that does arise with respect to any client.

Employees, officers and directors must avoid, directly or indirectly, any situation in which their personal interests conflict with, or appear to conflict with their duties at the Firm. When faced with a conflict of interest, the Firm’s employees, officers and directors are required to exercise the business judgment of responsible persons, uninfluenced by considerations other than the best interests of the Firm’s clients. Conflicts of interest may arise in a number of ways and may include the following categories or situations:

•	A personal interest in a proposed business transaction involving the Firm or in a business activity also conducted by the Firm;
•	Use of the Firm’s name in connection with outside political, charitable or other business activities;
•	For a portfolio manager (or anyone who makes decisions about investments of an account or fund) to make personal investments in securities which he/she may exercise investment and voting control and that reasonably could be expected to impair his/her ability to make unbiased and objective recommendations without having obtained the proper disclosure and consent from the client.
•	For an employee, officer or director or member of his/her immediate family to seek or accept from, or to offer or provide to, a third party (individual, client, broker, trustee or a bank, financial institution or company representative doing or seeking to do business with the Firm) services, payments, excessive entertainment and travel, vacation or pleasure trips, any gift of more than nominal value, or gifts of money in any amount,
•	For an employee, officer or director or member of his/her immediate family to benefit personally from any purchase of goods or services of any nature whatsoever by the Firm (e.g. through the Firm’s suppliers, contractors, customers, competitors or other companies in which the Firm has an investment, etc.) or to derive improper tangible personal gain from actions taken or associations made in his/her capacity as an employee, officer or director of the Firm,
•	For an employee, officer or director or member of his/her immediate family to have any interest, direct or indirect, in any organization other than the private funds
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managed by the Firm (as well as any related party), which has business dealings with the Firm, except when such interest comprises securities in corporations which are widely held and traded regularly in recognized security markets (highly liquid and large cap organizations that are part of the S&P/TSX 60 Index or the S&P Global 100) and such interest is not in excess of 1% of the outstanding stock or other securities of such corporations, or except when such interest has been fully disclosed to the Chief Compliance Officer for a determination as to the substantiality of interest and the propriety of retaining it,
•	For an employee, officer or director to serve as an officer, director, employee or consultant of another company or organization which is a competitor of the Firm or which is doing or seeking to do business with the Firm except that, with the knowledge of the Chief Compliance Officer, such employee, officer or director may serve as a director of a corporation which is doing business with the Firm where no competitive situation is present.
•	For an employee, officer or director to use, or reveal (without authorization) to a third party, any confidential product information, data on decisions, plans, financial data, or any other information concerning the Firm which might be prejudicial to the interest of the Firm,
•	For an employee, officer or director to use, or permit others to use, the Firm’s employees, officers or directors, material or equipment improperly for personal purposes. The internet, intranet and extranet must be used in accordance with the Firm’s internal policy.

If a conflict of interest exists or could arise, the Firm’s employees, officers and directors should promptly provide all details of the conflict of interest to the Chief Compliance Officer or his/her designee. If an employee is uncertain as to whether a conflict of interest exists or could arise, the matter should be discussed with the Chief Compliance Officer or his/her designee. Where there is still uncertainty, the Chief Compliance Officer or his/her designee will determine if a conflict of interest exists and what steps should be taken to address it.

Set forth below are specific situations where employees of the Firm are prohibited from acting due to a conflict of interest:

Conflicts Among Client Interests.

Conflicts of interest may arise where the Firm or its Supervised Persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of Supervised Persons). This Code specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

Under this Code, it is understood that the Firm may, from time to time, make investment allocations to its private fund clients pursuant to the provisions of the governing documents of the relative private fund(s).

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Competing with Client Trades.

This Code prohibits Supervised Persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Other Potential Conflicts Provisions.

Disclosure of Personal Interest. Investment personnel are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the Chief Compliance Officer. If such designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer. This paragraph applies in addition to the Firm’s quarterly and annual personal securities reporting requirements.

Research Analysts. If a research analyst has a material interest in an issuer, the Firm will assign a different analyst to cover the issuer.

Referrals/Brokerage. Supervised Persons must act in the best interests of the Firm’s clients regarding execution and other costs paid by clients for brokerage services. Supervised Persons must strictly adhere to the Firm’s policies and procedures regarding brokerage (including allocation, best execution, soft dollars, and directed brokerage). In addition, as a matter of policy, the Firm shall not engage in securities trading, proprietarily or on behalf of its Clients, with its affiliated broker-dealers.

Vendors and Suppliers. Supervised Persons must disclose any personal investments or other interests in vendors or suppliers with respect to which the person negotiates or makes decisions on behalf of the Firm. Additionally, Supervised Persons with such interests are prohibited from negotiating or making decisions regarding the Firm’s business with those companies.

No Transactions with Clients. Supervised Persons are not permitted to knowingly sell to or purchase from a client any security or other property, except securities issued by the client.

D.	Insider Trading

Generally

Rule 204A-1 requires an investment adviser to maintain policies and procedures designed to prevent the misuse of material nonpublic information, which includes the misuse of material nonpublic information about the adviser’s securities recommendations, and client securities holdings and transactions.

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Prohibition on Insider Trading.

Supervised Persons are prohibited from trading, either personally or on behalf of others, while in possession of material nonpublic information. Additionally, all personnel are prohibited from communicating material nonpublic information to others in violation of the law. A Supervised Person shall contact the Chief Compliance Officer if he or she become aware of an actual or potential insider trading violation or violation of the insider trading provisions of this Code of Ethics.

The insider trading policies and procedures of the Firm’s affiliated broker-dealers, Tudor, Pickering, Holt & Co. Securities, Inc. and Tudor, Pickering, Holt & Co. Advisors, LLC, apply to all of the Firm’s Supervised Persons.

Information Barriers.

When one or more Supervised Persons or officers of the Firm (“Inside Employees”) receive material, nonpublic information about a publicly traded company, for whatever reason, which, in the opinion of the Chief Compliance Officer, necessitates information blocking devices (also referred to as “Information Barriers” or “Chinese Walls”), an ethical wall memorandum will be prepared which shall set forth the types of information barriers that will be put into place for the particular instance.

When an Information Barrier is erected, the following shall be prohibited:

•	the Inside Employee(s) from discussing the material, nonpublic information with other employees unless they are also Inside Employees;

•	the Inside Employee(s) from trading, or recommending the trading, of securities issued by the company that is the subject of the material, nonpublic information; and

•	access by non-Inside Employees to any files, including computer files, containing the material, nonpublic information, and systems must be put in place to prevent such access.

Contact with Corporate Officers.

When a portfolio manager, portfolio analyst or other Supervised Person working on matters related to a Client account or a Fund advised by the Firm contacts an officer of any publicly traded company regarding matters that may relate to a particular Client account or a Fund advised by the Firm, he or she shall:

•	maintain a log or other documentation of all meetings or calls to the publicly traded company’s insiders; and

•	if uncertain whether he or she may trade or recommend trading based on the information obtained in the course of any conversations, contact the Chief Compliance Officer, who, if appropriate, will consult with outside legal counsel for further determination regarding the nature of the information.
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Contact with Financial Analysts.

From time to time, a portfolio manager, portfolio analyst or other Supervised Person may meet with financial analysts who cover particular corporate issuers. Areas covered may include management, competitive position, earnings and other analysts’ views. This information may be acquired in a variety of formats, including surveys.

No portfolio manager, portfolio analyst or other Supervised Person will trade or otherwise act on information about a financial analyst’s sentiment until such information has been publicly disseminated.

Penalties.

Potential penalties for insider trading include civil injunctions, permanent bars from employment in the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences. This prohibition on insider trading and potential sanctions applies to all persons covered by this Code.

Monitoring Insider Trading.

The Chief Compliance Officer periodically will review employee trades and Firm trades to verify compliance with the Firm’s insider trading procedures and to attempt to detect any possible insider-trading.

Employee Training / Education.

The Chief Compliance Officer shall provide all employees of the Firm with a copy of the Code of Ethics containing the policies regarding the prohibition on insider trading. All employees shall annually attend a meeting providing education and training with respect to the Firm’s insider trading policies and procedures and insider trading in general. Periodically, the Firm shall provide employees with written materials discussing insider trading in general or will provide online educational courses for employee completion.

Annual Certification.

Every Supervised Person shall certify on an annual basis that he or she has received, read, understands and has complied with the Firm’s Code of Ethics, including the policies regarding the prohibition on insider trading. Annual certifications shall be made via the Compliance Science system.

Material Nonpublic Information.

Please note that the term “material nonpublic information” relates not only to issuers but also to the Firm’s securities recommendations and client securities holdings and transactions.

“Material nonpublic information” is any information about a company furnished with the expectation that the information will be kept confidential and used solely for the business purposes of the information’s direct or indirect source which, if publicly disclosed, is likely to be considered important by an average investor in deciding whether to purchase or sell those securities. Examples of information which should be presumed to be “material” are matters such as projections or interim financial statements, dividend increases or decreases, significant new products or discoveries, major litigation by or against the company, liquidity or solvency problems, extraordinary management developments, significant merger or acquisition proposals, or similar major events such as a pre-payment or a redemption of bonds which would be viewed

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as having materially altered the “total mix” of information available regarding the company or the market for any of its securities. This list is by no means exhaustive and it would not be prudent to consider it so because there may be other information which could be considered “material” in the context of a particular company.

Information should not be considered to have been publicly disclosed until a reasonable time after it has been made public (for example, by a press release); thus someone with access to material nonpublic information may not “beat the market” by trading simultaneously with, or immediately after, the official release of material information. Additionally, any person who acquires nonpublic information that has not been generally disclosed to the public is prohibited from trading on the information or from passing the information on to others (tipping). Such nonpublic information should not be used as the basis of a trading recommendation or decision for client accounts and personal trading until the Chief Compliance Officer or his/her designee has been consulted. If deemed “material,” there will be a moratorium on trading of that security. Any person who believes he/she is a recipient of nonpublic information is required to notify the Chief Compliance Officer or his/her designee immediately. If there is any uncertainty as to whether the information is material and nonpublic (thereby creating a restricted trading situation), the Chief Compliance Officer or his/her designee should be consulted immediately.

Expert Networks.

The term “expert network” refers to firms that are in the business of connecting clients, principally institutional investors, with persons who are deemed to have special expertise in the client’s area of interest. Experts can include academics, scientists, engineers, doctors, lawyers, suppliers, and professional participants in the relevant industry, including, in some cases, former employees of the company of interest.

The Firm does not enter into arrangements with expert network consultants.

E.	Gifts and Entertainment.

Generally

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the Firm and its clients. Supervised Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value from a person who conducts business with or provides services to the Firm, who may do business or is being solicited to do business with the Firm or who is associated with an organization that conducts or seeks to do business with the Firm (the “Business Associate”) who could influence their decision-making or make them feel beholden to the Business Associate. Supervised Persons also should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a Business Associate feel beholden to the Firm or the Supervised Person.

Gifts

•	Employees may not retain a gift received from or make a gift to a Business Associate valued at approximately $100 or more without the approval of the Chief Compliance Officer or his/her designee.
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•	Employees may not give, and must tactfully refuse, any gift of cash, a gift certificate or a gift that is substantially the same as cash.
•	Employees are required to report quarterly to the Chief Compliance Officer or his/her designee all gifts received and made during that period including those in excess of $100. Gifts should be reported to the Chief Compliance Officer via the Compliance Science system.
•	Gifts among employees are not subject to the gift limitations set forth above.

Entertainment

•	Employees are expected to use professional judgment, subject to review by the Chief Compliance Officer or his/her designee, in entertaining and in being entertained by a Business Associate.
•	Provided that the Firm employee and Business Associate both attend, an employee may accept from, or provide to, a Business Associate breakfast, luncheon, dinner or reception, ticket to a sporting event or the theater, or comparable entertainment, that is not so frequent, so costly, not so expensive as to raise any question of impropriety. Additional guidance is provided by the Tudor, Pickering, Holt & Co., LLC Expense Report Guidance policy.
•	Entertainment involving an overnight stay or air travel should be brought to the attention of the Chief Operating Officer or the Chief Compliance Officer or their designees prior to accepting the invitation.
•	If the employee and the Business Associate are not both present at such sporting, theater or other entertainment event, the entertainment should be deemed a gift, subject to the foregoing financial limits and reporting requirements

Referrals

An employee may not make referrals to clients (e.g., of accountants, attorneys, or the like) if the employee expects to benefit in any way.

Government Officials

Employees must be aware that certain laws or rules in various jurisdictions may prohibit or limit gifts or entertainment extended to public officials.

F.	Political and Charitable Contributions.

Firm personnel are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. In addition, Access Persons may not consider the Firm’s current or anticipated business relationships as a factor in soliciting political or charitable donations. Because such contributions may cause a conflict of interest with the Firm’s business, firm personnel making a political contribution must receive approval from the Chief Compliance Officer prior to making a contribution. Political contribution pre-approval requests should be made through the Compliance Science system.

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G.	Confidentiality

Employees must remember that information concerning the identity of security holdings and financial circumstances of clients is confidential. The Firm’s employees must abide by the duty of confidentiality and stipulation not to trade on information they might receive with regard to funds advised by the Firm or the Firm’s model portfolio holdings.

Firm Duties

The Firm and its employees must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the Firm. For private fund clients, specifically private equity funds, the Firm and its employees may share information about the private fund clients with third parties in the context of business transactions (subject to various confidentiality or non-disclosure agreements, as necessary).

Supervised Persons’ Duties

Supervised Persons may not disclose to persons outside of the Firm any material nonpublic information about any client, the securities investments made by the Firm on behalf of a client, information about contemplated securities transactions, or information regarding the Firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.

Disclosure of Holdings

In addition, to ensure that some clients or prospective clients are not able to receive information regarding hedge funds advised by TPHAM or TPHAM’s model portfolio holdings earlier than other clients, no employee or consultant shall disclose such fund information or model portfolio holdings to clients or prospective clients until the Firm has disclosed that information to all clients.

Physical Security

Files containing material nonpublic information should be sealed/locked and access to computer files containing such information should be restricted as appropriate.

Regulation S-P

Supervised Persons must comply with the Firm’s privacy policy.

H.	Service on a Board of Directors

Because of the high potential for conflicts of interest and insider trading problems, investment personnel serving on the board of directors of publicly traded companies will be carefully scrutinized and subject to prior approval. In the relatively small number of instances in which board service is authorized, investment personnel serving as directors will be isolated,

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through information barriers or other procedures, from those making investment decisions regarding the issuer. (For the avoidance of confusion, this Code does not prohibit TPHPM investment personnel from serving as directors for portfolio companies nor does this Code prohibit TPHPM investment personnel from making investment decisions regarding portfolio companies.)

In order to reduce potential conflicts of interests arising from the participation of employees on the boards of directors of public, private, non-profit and other enterprises, all Firm employees are subject to the following restrictions and guidelines:

•	An employee may not serve as a director of a public company without the prior approval of the Board of Managers. Such positions are generally discouraged, since additional limitations regarding client and personal employee activity become necessary should approval be granted.
•	An employee may not serve as a member of a creditors’ committee without the approval of the Chief Compliance Officer.
•	Subject to the prior approval of the Chief Compliance Officer, an employee may serve as a director, trustee or member of an advisory board of either:
o	any non-profit or charitable institution;
o	a private family-owned and -operated business; or
o	a residential cooperative.

The employee must report such service to the Chief Compliance Officer in advance of accepting such a position. The employee must submit a pre-approval request for an “Outside Affiliation” via the Compliance Science system. If in the course of such service, the employee is in the position of furnishing investment advice or control with respect to the management of the entities’ funds, such investment activity will be subject to the pre-clearance, restrictions and reporting requirements of this Code. If an employee serving on the board of directors or advisers of any entity attends any board or board-related meeting or otherwise comes into possession of material, nonpublic information through such activity, he/she must immediately notify the Chief Compliance Officer.

I.	Other Outside Activities

General

The Firm discourages Supervised Persons from engaging in outside business or investment activities that may interfere with their duties with the Firm. Other than existing employment with, or service to, an affiliate of the Firm, Supervised Persons may not maintain any outside business affiliations, including directorships of private companies, consulting engagements, or public/charitable positions, without the prior written approval of the Chief Compliance Officer. Outside business affiliation pre-approvals should be made through the Compliance Science system.

Fiduciary Appointments

Supervised Persons must obtain the written approval of the Chief Compliance Officer before accepting an executorship, trusteeship, or power of attorney, other than with respect to a

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family member. With respect to fiduciary appointments on behalf of family members, disclosure at the inception of the relationship is required.

Creditors Committees

Supervised Persons must not serve on a creditors committee except as approved by Chief Compliance Officer as part of the Supervised Person’s employment duties.

Disclosure

Regardless of whether an activity is specifically addressed in this Code, Supervised Persons should disclose any personal interest that might present a conflict of interest or harm the reputation of the Firm.

J.	Marketing and Promotional Activities

Supervised Persons must remember that all oral and written statements, including those made to clients, prospective clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any way. In addition, pre-clearance is required for promotional materials.

IV.	COMPLIANCE PROCEDURES

	A.	Personal Securities Transaction Procedures –

For TPHAM Supervised Persons (other than Supervised Persons serving as portfolio manager to Whipstock Co-Investment Fund, LP)

General Trading Prohibitions

OTHER THAN FOR A MANAGED ACCOUNT, A SUPERVISED PERSON MAY NOT BUY OR SELL ANY SECURITY CONSIDERED TO BE IN THE ENERGY SECTOR FOR AN ACCOUNT IN WHICH HE OR SHE HAS A BENEFICIAL INTEREST. PRE-CLEARANCE REQUIREMENTS FOR CLOSING EXISTING SECURITIES POSITIONS CONSIDERED TO BE IN THE ENERGY SECTOR ARE SET FORTH BELOW.

Pre-Clearance Procedures for Closing Energy Securities Positions

A Supervised Person is required to obtain pre-clearance from the Chief Compliance Officer or his/her designee for personal securities transactions to close an existing securities position in accounts in which he/she has a beneficial interest3. Trade requests will only be approved if the Chief Compliance Officer or his/her designee is satisfied that the personal trade will not conflict with the best interests of the Firm and the Firm’s clients. For purposes of the

3 This pre-clearance requirement to close an existing securities position shall only be applicable to securities considered to be in the energy sector.

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pre-clearance requirement, only securities in the energy sector will be subject to this condition. The Firm’s pre-clearance procedures are set forth below:

•	Approval is to be requested via the Compliance Science system, detailing the proposed closing transaction (name of security, size of proposed transaction, and the broker with whom the trade will be done).

•	The Chief Compliance Officer or his/her designee will be authorized by the appropriate parties to authorize requested pre-clearance. No order for a securities transaction for which pre-clearance authorization is sought may be placed prior to the receipt of authorization of the transaction by the Chief Compliance Officer or his/her designee.

•	Approval or denial of the pre-clearance request will be provided to the requestor on a timely basis via an electronic message from the Compliance Science system. If pre-clearance is granted to the Supervised Person, it will be effective for the same day of trading.

•	Authorization for pre-clearance will be properly documented by the Chief Compliance Officer or his/her designee.

•	Personal investment activity of Supervised Persons and others who have been granted pre-clearance will be monitored by the Chief Compliance Officer or his/her designee. Post-trade reports or duplicate confirmations will be checked against the log or file of pre-clearance approvals maintained within the Compliance Science system by the Chief Compliance Officer or his/her designee.

Ensuring that the proposed personal transaction does not constitute insider trading or a conflict with the interests of the Firm clients is the sole responsibility of the relevant Supervised Person, and obtaining pre-clearance to enter into a transaction under the terms of the Code does not relinquish that responsibility or provide the Supervised Person with protection from liability under applicable law.

For TPHPM Supervised Persons (and TPHAM Supervised Persons serving as portfolio manager to Whipstock Co-Investment Fund, LP)

General Trading Prohibitions

A Supervised Person may not buy or sell an energy sector security for an account in which they have a beneficial interest without receiving pre-clearance as set forth below. Pre-clearance is not required for managed accounts.

Pre-Clearance Procedures for Energy Securities Trades

An Supervised Person is required to obtain pre-clearance from the Chief Compliance Officer or his/her designee for personal securities transactions or a securities position in accounts in which he/she has a beneficial interest. Trade requests will only be approved if the Chief Compliance Officer or his/her designee is satisfied that the personal trade will not conflict with

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the best interests of the Firm and the Firm’s clients. For purposes of the pre-clearance requirement, only securities in the energy sector will be subject to this condition. The Firm’s pre-clearance procedures are set forth below:

•	Approval is to be requested via the Compliance Science system, detailing the proposed closing transaction (name of security, size of proposed transaction, and the broker with whom the trade will be done).

•	The Chief Compliance Officer or his/her designee will be authorized by the appropriate parties to authorize requested pre-clearance. No order for a securities transaction for which pre-clearance authorization is sought may be placed prior to the receipt of authorization of the transaction by the Chief Compliance Officer or his/her designee.

•	Approval or denial of the pre-clearance request will be provided to the requestor on a timely basis via an electronic message from the Compliance Science system. If pre-clearance is granted to the Supervised Person, it will be effective for the same day of trading.

•	Authorization for pre-clearance will be properly documented by the Chief Compliance Officer or his/her designee, containing the time and signature of the authorizing individual.

•	Personal investment activity of Supervised Persons and others who have been granted pre-clearance will be monitored by the Chief Compliance Officer or his/her designee. Post-trade reports or duplicate confirmations will be checked against the log or file of pre-clearance approvals by the Chief Compliance Officer or his/her designee.

Ensuring that the proposed personal transaction does not constitute insider trading or a conflict with the interests of the Firm clients is the sole responsibility of the relevant Supervised Person, and obtaining pre-clearance to enter into a transaction under the terms of the Code does not relinquish that responsibility or provide the Supervised Person with protection from liability under applicable law.

Exceptions to the Requirement for Pre-Clearance – TPHAM & TPHPM

Exceptions from the requirement to obtain pre-clearance for a Supervised Person’s personal securities transactions are listed below. Note however that these exceptions do not exempt a Supervised Person from reporting requirements.

•	Purchases or sales of securities not in the energy sector.

•	Purchases or sales pursuant to an automatic investment plan;

•	Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;
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•	Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

•	Open-end investment company shares other than shares of investment companies advised by the Firm or its affiliates or sub-advised by the Firm;

•	Certain closed-end index funds (NOT in the energy sector);

•	Unit investment trusts (NOT in the energy sector);

•	Exchange traded funds that are based on a broad-based securities index (NOT in the energy sector);

•	Futures and options on currencies or an a broad-based securities index (NOT in the energy sector);

•	Transactions in certain types of debt securities (e.g., municipal bonds) where the Firm is an equity-only adviser or other similar circumstances where conflicts of interest would not arise; and

•	Other non-volitional events, such as assignment of options or exercise of an option at expiration.

Trading by Portfolio Manager – TPHAM (other than Supervised Persons serving as portfolio manager to Whipstock Co-Investment Fund, LP)

The Firm’s portfolio managers may not trade, for any account or accounts in which they have a beneficial interest, in any security they are considering recommending for a trade by the Firm or any security held in Firm client accounts. The Chief Compliance Officer or his/her designee may grant exceptions in advance of trades as deemed appropriate pursuant to this Code.

Firm Trade Occurring After Approved Employee Trade – Energy Securities Closing Positions - TPHAM

If the Firm enters an order for a security within 72 hours after a Supervised Person has effected an approved trade (i.e., an approved liquidating position), the Chief Compliance Officer or his/her designee will discuss the trade with the Supervised Person. Depending on the circumstances, the Chief Compliance Officer or his/her designee may, for example:

•	Break the trade (i) if it appears that the Supervised Person may have had advance information concerning the Firm’s trade, or (ii) to avoid the appearance of impropriety; or
•	Allow the trade if circumstances justify such action. If this option is exercised, the Chief Compliance Officer or his/her designee will write an explanatory memo to the Firm’s files.
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Post-Trade Monitoring – TPHAM & TPHPM

Each Supervised Person shall authorize duplicate confirmations and monthly statements to be sent to the Chief Compliance Officer. Unless the Supervised Person’s broker-dealer is unable to do so, the duplicate confirmations and monthly statements should be provided electronically via the Compliance Science system. If electronic confirmations and monthly statements are not available, the Supervised Person must arrange for duplicate paper confirmations and monthly statements to be made available to the Chief Compliance Officer. The Firm will then manually input the trading data into the Compliance Science system for post-trade monitoring and other required holdings certifications. After trading approval of each transaction under this section, the Chief Compliance Officer or his/her designee will review trading reports generated by the Compliance Science system with respect to the applicable securities transaction for which a trading approval was given. Copies of all duplicate confirmations and statements and Buy or Sell Orders for a Supervised Person’s personal account (with trading approvals) shall be kept for each Supervised Person (such documents may be maintained electronically via the Compliance Science system). The Chief Compliance Officer or his/her designee will review such records at least annually to determine if there are any trading patterns or series of transactions or which could indicate possible violations of the Code.

Pre-Clearance for Initial Public Offerings and Private Offerings – TPHAM & TPHPM

Supervised Persons must obtain pre-clearance from the Firm prior to acquiring any securities in an initial public offering or a limited or private offering. Pre-clearance requests should be submitted via the Compliance Science system. In considering such pre-clearance, the Firm should consider whether the opportunity is being offered to the Supervised Person by virtue of his/her position with the Firm. Pre-clearance will be granted at the discretion of the Chief Compliance Officer or his/her designee. The Firm does not allow investments in initial public offerings due to its relation to its affiliated broker-dealers.

Supervised Persons who have been authorized to acquire securities in a limited or private placement are required to disclose such investment when they participate in any client’s subsequent consideration of an investment in the issuer. Additionally, in such circumstances, the decision to purchase securities of the issuer for the client should be made either by another employee of the Firm or, at a minimum, should be subject to an independent review by investment personnel of the Firm with no personal interest in the issuer,

Pre-Clearance for Trades in Mutual Funds Advised by the Firm – TPHAM & TPHPM

Pre-clearance of Supervised Persons’ redemptions or exchanges of mutual funds advised or sub-advised by the Firm is required within 30 days of purchase. (Not applicable at this time due to the Firm not advising Mutual Funds.)

B.	Restricted Lists - TPHAM

The Restricted List is a list of securities that are subject to restrictions in trading for any accounts (i.e., any proprietary account, client account, mutual fund, employee account, or related

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account). The Restricted List of securities exists to ensure that personal trades by the Firm’s personnel do not conflict with trades for client accounts. The securities included on the Restricted List are those for which the Firm or a Supervised Person may have come into contact with material non-public information. In addition, a security may be placed on the Restricted List when the Chief Compliance Officer or his/her designee desires to avoid the possible appearance of misusing information. The contents of the Restricted List are to be kept confidential and are not to be disclosed to anyone outside of the Firm. The Director of Operations maintains the Restricted List for the Firm and it is available on the Investment Management file server (the “Q Drive”).

The Restricted List is effective until the security is removed. Additions to the Restricted List during the day will be the exception. Access Persons should not undertake personal trading if they have a reasonable basis for believing a security would be placed on the Restricted List.

The purchase and sale of any related option, warrant, right or convertible debt is also restricted, although exercising the related option, warrant, right or convertible is not restricted. Note that Supervised Persons generally may not trade securities held in client accounts (See Section IV A– Personal Securities Transactions Procedures–General Trading Prohibitions). If any employee already owns a security in a company which appears on the Restricted List, transactions will be made on an exception basis only with the consent of the Chief Compliance Officer or his/her designee (i.e., closing transactions).

A security will be removed from the Restricted List at the request of the portfolio manager who initiated placement on the list, or independently by the Chief Compliance Officer or his/her designee. A security will generally be removed when the appropriate portfolio manager or Chief Compliance Officer or his designee believes that such information has been sufficiently disseminated to the public to prevent any misuse of the information or when there cease to be regulatory reasons for restricting transactions in the security.

The Chief Compliance Officer has the ultimate responsibility for maintaining the Restricted List. The Chief Compliance Officer or his/her designee (the Director of Operations) will review the Restricted List on a weekly basis to evaluate whether all securities on the Restricted List are appropriately so listed. Trading activity in employee and related accounts as well as in client accounts will be monitored on a daily basis by the Chief Compliance Officer or his/her designee for violations of the Restricted List (through the review of daily trading blotters and the pre-clearance process for employee trades).

C.	Personal Transaction Reporting – TPHAM & TPHPM

Initial and Annual Securities Holdings Reports

Each Access Person must submit to the Chief Compliance Officer or his/her designee:

1.	An initial report, in writing or electronically via the Compliance Science system, in a form substantially similar to that item attached as Exhibit A, containing a complete list of the Access Person’s personal securities holdings, submitted no later than 10 days after the individual became an Access Person and current as of a date not more than 45 days prior to the date the individual became an Access Person; and
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2.	An annual report thereafter, in writing or electronically via the Compliance Science system, in a form substantially similar to that item attached hereto as Exhibit B, containing a complete list of the Access Person’s personal securities holdings, current as of a date not more than 45 days prior to the date the report is submitted.

3.	In lieu of using the form attached as Exhibit A, Initial and Annual Securities Holdings Reports may be made electronically via the Compliance Science system. (See additional details below under subsections “Exceptions to Reporting Requirements” and “Duplicate Brokerage Confirmations and Statements.”)

The securities holdings reports must contain, at a minimum:

•	The type and title of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

•	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

•	The date the Access Person submits the report.

Quarterly Securities Transactions Reports

Each Access Person must submit to the Firm’s Chief Compliance Officer or his/her designee quarterly reports, in the form attached hereto as Exhibit C, of such Access Person’s personal securities transactions during the quarter, submitted no later than 30 days after the end of the calendar quarter. The securities holdings reports must contain, at a minimum:

•	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

•	The nature of the transaction (purchase, sale, or any other type of acquisition or disposition);

•	The price of the security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date the Access Person submits the report.

In lieu of using the form attached as Exhibit C, Quarterly Securities Transaction Reports may be made electronically via the Compliance Science system. (See additional details below under subsections “Exceptions to Reporting Requirements” and “Duplicate Brokerage Confirmations and Statements.”)

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Confidentiality of Reports

Transactions and holdings reports of Access Persons will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of this Code or to comply with requests for information from government agencies.

Exceptions to Reporting Requirements

An Access Person is not required to submit reports:

•	With respect to transactions effected pursuant to an automatic investment plan;

•	With respect to securities issued by the government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, money market instruments and shares of registered open-end investment companies.

•	With respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and

•	If the report would duplicate information contained in broker trade confirmations or account statements that the Firm keeps so long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter. (The Firm utilizes the receipt of Access Person securities account data via the Compliance Science system for these purposes.)

Duplicate Brokerage Confirmations and Statements

Access Persons must direct their brokers to provide the Chief Compliance Officer, on a timely basis, with duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts. Access Persons may use such duplicate brokerage confirmations and account statements in lieu of submitting their quarterly transaction reports, provided that all of the required information is contained in those confirmations and statements. The Firm utilizes the Compliance Science system for the receipt and retention of Access Person personal securities transaction information.

V.	MONITORING AND CERTIFICATION

A.	Annual Review

The Chief Compliance Officer or his/her designee will review the adequacy of the Code and the effectiveness of its implementation at least annually and make recommendations for updating as a result of any changes in the regulations or changes in procedures. The Chief Compliance Officer or his/her designee will provide a written report, at least annually, to the Board of Managers summarizing:

•	Compliance with the Code for the period under review;

•	Violations of the Code for the period under review;

•	Sanctions imposed under the Code during the period under review;

•	Changes in policies and procedures recommended for the Code; and

•	Any other information requested by the Board of Managers.
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B.	Monitoring of Personal Securities Transactions

Personal securities transactions and holdings reports and trading patterns of Access Persons will be reviewed on at least a monthly basis by the Chief Compliance Officer or his/her designee (the “Reviewer”). These reviews are conducted by utilizing the reporting mechanisms of the Compliance Science system. The Director of Finance is responsible for reviewing and monitoring the personal securities transactions of the Reviewer and for taking on the responsibilities of the Reviewer in the Reviewer’s absence. Such reviews will include the following:

•	An assessment of whether the Access Person followed any required internal procedures, such as pre-clearance;

•	Comparison of personal trading to any Restricted Lists;

•	An assessment of whether the Access Person is trading for his/her own account in the same securities he/she is trading for clients, and if so, whether the clients are receiving terms as favorable as the Access Person takes for himself/herself;

•	Periodic analysis of the Access Person’s trading for patterns that may indicate abuse, including market timing; and

•	An investigation of any substantial disparities between the percentage of trades that are profitable when the Access Person trades for his/her own account and the percentage that are profitable when he/she places trades for clients.

C.	Certification of Compliance

Initial Certification

Each newly hired Supervised Person will be provided with a copy of the Code upon commencement of employment. As a condition of employment, each Supervised Person will be required to provide all necessary information regarding investments and directorships and will certify in writing or electronically via the Compliance Science system, in a form substantially similar to that item attached as Exhibit D, that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; and (iii) agreed to comply with the terms of the Code in every respect. Such certification should be delivered to the Chief Compliance Officer.

Acknowledgement of Amendments

Supervised Persons will be provided with any amendments to the Code and should submit a written acknowledgement that they have received, read, and understood the amendments to the Code. Such acknowledgments will be made in writing or electronically via the Compliance Science system and should be delivered to the Chief Compliance Officer.

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Annual Certification

Each Supervised Person will certify annually in writing or electronically via the Compliance Science system, in a form substantially similar to that item attached as Exhibit E, that they have read, understood, and complied with the Code. Such certification should be delivered to the Chief Compliance Officer. In addition, the certification will include a representation that such Supervised Person has made all of the reports required by the Code and has not engaged in any prohibited conduct. If the Supervised Person is unable to make such a representation, the Firm will require such Supervised Person to self-report any violations.

VI.	RECORDKEEPING

A.	Location

The Firm will maintain the following records in a readily accessible place:

•	A copy of each Code that has been in effect at any time during the past five years;

•	A record of any violation of this or any other Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of this Code and amendments for each person who is currently, or within the past five years was, a Supervised Person;

•	A record of all personal trading by Access Persons, consisting of the names of Access Persons, the holdings and transaction reports, and any decisions approving the acquisition of securities in initial public offerings and limited or private offerings by Access Persons;

•	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

•	A list of the names of persons who are currently, or within the past five years were, Access Persons and investment personnel;

•	A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in limited or private offerings for at least five years after the end of the fiscal year in which approval was granted;

•	A record of any decisions that grant employees or Access Persons a waiver from or exception to the Code;

•	A record of persons responsible for reviewing Access Persons’ reports currently or during the last five years; and

•	A copy of any reports regarding the Code provided to the Boards of Directors of any funds advised by the Firm.
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The Firm maintains certain of these records in an electronic format via the Compliance Science system.

B.	Maintenance of Records

These records will be kept for five years. For the first two years, the records will be kept in the Firm’s offices, and in an easily accessible place for at least three years thereafter.

VII.	FORM ADV DISCLOSURE

A description of the Firm’s code of ethics will be included in the Form ADV. In addition, the Firm must provide a copy of this Code to any client or prospective client upon request.

VIII.	ADMINISTRATION AND ENFORCEMENT OF THE CODE

A.	Training and Education

The Chief Compliance Officer or his/her designee is responsible for training and educating all the Firm employees about this Code. Training regarding this Code will occur periodically. All the Firm employees are required to attend the training sessions and read any applicable materials.

B.	Board Approval

This Code will be approved by the Board of Directors of all funds advised by the Firm. Any material amendments to this Code will also be approved by such Boards. (for mutual funds)

C.	Report to Board

The Firm will provide an annual written report to the Board of Directors of funds advised by the Firm that describes any issues arising under this Code since the last report, including information about material violations of this Code and sanctions imposed in response to such violations. This report must include discussion of whether any waivers that might be considered important by the Board were granted during the period. The report must also certify that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating this Code. (for mutual funds)

D.	Report to Senior Management

The Chief Compliance Officer or his/her designee will report to the Firm’s Senior Management regarding his/her annual review of this Code and to bring material violations to the attention of senior management.

E.	Reporting Violations

All Supervised Persons have a duty to report any contravention of the Code that comes to their attention promptly to the Chief Compliance Officer or his/her designee, and to cooperate in

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any investigation relating to possible breaches of the Code. Any breach of this policy may result in the Firm’s discipline of the Supervised Person.

Confidentiality

Reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

Alternate Designee

The Head of Asset Management is an alternate person to whom employees may report violations in case the Chief Compliance Officer or his/her designee is involved in the violation or is unreachable.

Types of Reporting

The types of reporting by Supervised Persons required under this Code includes: (i) noncompliance with applicable laws, rules, and regulations; (ii) fraud or illegal acts involving any aspect of the Firm’s business; (iii) material misstatements in regulatory filings, internal books and records, clients records or reports; (iv) activity that is harmful to clients, including fund shareholders; and (v) deviations from required controls and procedures that safeguard clients and the Firm.

Advice of Chief Compliance Officer

Supervised Persons are encouraged to seek advice from the Chief Compliance Officer with respect to any action or transaction which may violate this Code and to refrain from any action or transaction which might lead to the appearance of a violation.

Apparent Violations

Supervised Persons must report “apparent” or “suspected” violations in addition to actual or known violations of the Code to the Chief Compliance Officer or his/her designee.

Retaliation

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of this Code.

F.	Sanctions

Supervised Persons should be aware that any violation of the Code may result in any disciplinary action that the Chief Compliance Officer, Head of Asset Management or Board of Managers deems appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

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G.	Further Information Regarding this Code

Employees are encouraged to ask the Chief Compliance Officer for additional information about this Code or any other ethics-related questions.

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EXHIBIT A

EMPLOYEE INITIAL SECURITIES HOLDINGS REPORT AND CERTIFICATION

Statement to TPH Asset Management LLC |TPH Partners Management, LLC.	By __________________(Please print your full name)

Today’s Date:__________________

As of the date appearing above, the following are each and every security and account in which I have a direct or indirect Beneficial Ownership or other Beneficial Interest (not including exempted securities such as bank certificates of deposit, open-end mutual fund shares, Treasury obligations (T-bills notes and bonds), Unit Investment Trusts that hold securities in proportion to a broad base index). For purposes of this report, the term Beneficial Ownership or Beneficial Interest shall mean, ownership of securities or securities accounts by or for the benefit of a person, or such person’s “family member”, including any account in which the employee or family member of that person holds a direct or indirect beneficial interest, retains discretionary investment authority or other investment authority (e.g., a power of attorney). The term “family member” means any person’s spouse, child or other relative, whether related by blood, marriage or otherwise, who either resides with, or is financially dependent upon, or whose investments are controlled by that person and any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the person, such as a “significant other.” (Please indicate requested information on a separate page.)

Nature of
Ownership
							Nature of			(Direct
		Exchange				Interest Rate	Transaction			Ownership,
Title of	Type of	Ticker or	No. of	Principal	Trade	and Maturity	(Purchase,		Broker, Dealer or	Spouse,
Security	Security	CUSIP No.	Shares	Amount	Date	Date	Sale, etc.)	Price	Bank Involved	Control, etc.)

I Certify that the securities listed above, are the only securities in which I have a direct or indirect beneficial ownership interest.

Employee Signature: ______________________

Received By: ___________________	Reviewed By: ___________________	Comments:

Title:____________________________	Title:___________________________

Date:______________________	Date:______________________
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Exhibit B

ANNUAL SECURITIES HOLDINGS CERTIFICATION

(Must be current as of 45 prior to the date of submission)

Statement to TPH Asset Management LLC | TPH Partners Management, LLC	By __________________(Please print your full name)

The following are all transactions in personal securities (not including exempt securities such as bank certificates of deposit, registered open-end mutual fund shares, Treasury obligations (i.e., T-Bills, Notes and Bonds) and Unit Investment Trusts that hold securities in proportion to a broad base index) effected during this quarter. In lieu of listing every required transaction, an employee may attach a copy of the confirmation or account statement covering every reportable transaction for the period. Notwithstanding this accommodation, it remains the employee’s sole responsibility to ensure that the required information reflected in those documents is accurate and completely discloses all reportable transactions during the period.

Nature of
Ownership
							Nature of			(Direct
		Exchange				Interest Rate	Transaction		Broker, Dealer or	Ownership,
Title of	Type of	Ticker or	No. of	Principal	Trade	and Maturity	(Purchase, Sale,		Bank Involved	Spouse, Control,
Security	Security	CUSIP No.	Shares	Amount	Date	Date	etc.)	Price		etc.)

Since the prior quarterly report, I have opened or closed the following accounts (including brokerage accounts and bank accounts used substantially as brokerage accounts):

	Firms Through Which	Date Account
Account Name and Number	Transactions Are Effected	Opened or Closed

In connection with any purchases or sales of securities for Firm clients during this quarter, I have disclosed to the Firm’s Chief Compliance Officer any material interests in securities in which I have Beneficial Ownership or some other Beneficial Interest which might reasonably raise

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the appearance of a conflict with the interests of a Firm client. The names and affiliations of “family members”4 who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of Firm personnel in the discharge of their duties are as follows:

Names	Affiliations

I certify that the following are all securities holdings (not including bank certificates of deposit, registered open-end mutual fund shares, Treasury obligations (i.e., T-Bills, Notes and Bonds) and Unit Investment Trusts that hold securities in proportion to a broad base index) Beneficially Owned or in which I have Beneficial Interest as of the year end December 31, 200__.*

	Amount (No. of	Nature of Interest	Broker, Dealer (or
Name of	Shares or	(Direct Ownership,	Bank acting as
Security	Principal Amount)	Spouse, Control, Etc.)	Broker)

*Note: In lieu of you listing on this form each and every security held as of year-end, you may attach as an exhibit to this document your annual statement(s) from every brokerage firm with which you have a Beneficial Ownership or other Beneficial Interest. Notwithstanding this accommodation, it remains your sole responsibility to ensure that the information reflected in that statement(s) is accurate and completely discloses ALL reportable securities holdings as of year-end.

I certify that the information provided in this report is complete and accurate.

Employee Signature:____________________________________		Date:_________________

Received By:_________________	Reviewed By:_________________	Comments:

Title:______________	Title:____________________

Date:______________	Date: :___________________

4 The term “family member” means any person’s spouse, child or other relative, whether related by blood, marriage or otherwise, who either resides with, or is financially dependent upon, or whose investments are controlled by that person and any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the person, such as a “significant other.”

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Exhibit C

EMPLOYEE QUARTERLY TRANSACTION REPORT

(Must be submitted no later than 30 days after the end of each Calendar Quarter)

Statement to TPH Asset Management LLC|	By _____________________(Please print your full name)
TPH Partners Management, LLC

The following are all transactions in personal securities (not including exempt securities such as bank certificates of deposit, registered open-end mutual fund shares, Treasury obligations (i.e., T-Bills, Notes and Bonds) and Unit Investment Trusts that hold securities in proportion to a broad base index) effected during this quarter. In lieu of listing every required transaction, an employee may attach a copy of the confirmation or account statement covering every reportable transaction for the period. Notwithstanding this accommodation, it remains the employee’s sole responsibility to ensure that the required information reflected in those documents is accurate and completely discloses all reportable transactions during the period.

Nature of
Ownership
						Nature of			(Direct
	Exchange				Interest Rate	Transaction		Broker, Dealer	Ownership,
Title of	Ticker or	No. of	Principal	Trade	and Maturity	(Purchase,		or Bank	Spouse,
Security	CUSIP No.	Shares	Amount	Date	Date	Sale, etc.)	Price	Involved	Control, etc.)

Since the prior quarterly report, I have opened or closed the following accounts (including brokerage accounts and bank accounts used substantially as brokerage accounts):

	Firms Through Which	Date Account
Account Name and Number	Transactions Are Effected	Opened or Closed
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In connection with any purchases or sales of securities for Firm clients during this quarter, I have disclosed to the Firm’s Chief Compliance Officer any material interests in securities in which I have Beneficial Ownership or some other Beneficial Interest which might reasonably raise the appearance of a conflict with the interests of a Firm client. The names and affiliations of “family members”5 who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of Firm personnel in the discharge of their duties are as follows:

Names	Affiliations

I certify that the information provided in this report is accurate and complete.

Employee Signature:______________________Date:__________________	REVIEWED:__________________

5 The term “family member” means any person’s spouse, child or other relative, whether related by blood, marriage or otherwise, who either resides with, or is financially dependent upon, or whose investments are controlled by that person and any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the person, such as a “significant other.”

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EXHIBIT D

Initial Certification of Compliance with
TPH Asset Management LLC | TPH Partners Management, LLC Code of Ethics

I hereby certify that I have received a copy of the TPH Asset Management LLC | TPH Partners Management, LLC Unified Code of Ethics (the “Code”) and have read the Code and understand its requirements. I further certify that I am subject to the Code, will comply with its requirements in every respect and will not engage in conduct prohibited by the Code.6

Name:
Position:

6 For all new Firm employees, this certification of compliance shall relate to conduct occurring from the point of hire going forward.

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EXHIBIT E

Annual Certification of Compliance with
TPH Asset Management LLC | TPH Partners Management, LLC Unified Code of Ethics

I hereby certify to the following:

1.	I have received a copy of the Unified Code of Ethics (the “Code”) of TPH Asset Management LLC and its relying adviser, TPH Partners Management, LLC (“the Firm”), have read the Code and understand its requirements
2.	I have complied with the Code at all times during the previous calendar year and will comply with the Code during the current calendar year.
3.	I have, during the previous calendar year, disclosed and confirmed all holdings and transactions required to be disclosed or confirmed pursuant to the Code.
4.	I have, during the previous calendar year, disclosed and confirmed all accounts in which I have a beneficial interest, including any and all accounts over which I exercise trading discretion, and reported all securities transactions required to be reported under the Code.
5.	If any new accounts in which have a beneficial interest were opened during the previous year, I have notified the Firm and have authorized duplicate statements, confirms and monthly statements with respect to such account to be sent to the Firm.

Name:
Position:
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